KPMG Peat Marwick LLP
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                          Independent Auditors' Consent


The Board of Directors
Video Lottery Technologies, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-86430) on Form S-8 of Video Lottery Technologies, Inc. of our report dated February 28, 1997 relating to the consolidated balance sheets of Video Lottery Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Video Lottery Technologies, Inc.


                                   KPMG Peat Marwick LLP


Billings, Montana
March 27, 1997